EXHIBIT 99.1

News Release
Contact:
James M. Sullivan
Executive Vice President and
Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ELECTS NEW DIRECTOR

Milwaukee, WI – May 16, 2014 – Joy Global Inc. (NYSE: JOY), a worldwide leader in high productivity mining solutions, announced today that Mark L. Gliebe has been elected to the board of directors. Mr. Gliebe is the Chairman of the Board and Chief Executive Officer of Regal Beloit Corporation (NYSE: RBC), which is a global manufacturer of electric motors and controls, electric generators and controls and mechanical motion control products.

“Mark is a valuable addition to our board,” said John N. Hanson, Joy Global’s Non-Executive Chairman. “He brings to us important experience and perspectives as an incumbent CEO of a leading global manufacturing business focused on innovation, quality and operational excellence. Adding a director with Mark’s background and experience will be especially important as we continue to look to global markets and our direct service model for growth opportunities.”

Mr. Gliebe has served as the Chief Executive Officer of Regal Beloit since 2011 and as Chairman of the Board since 2012. Previously, Mr. Gliebe was employed by Regal Beloit as President and Chief Operating Officer from 2006 to 2011 and as Vice President and President-Electronic Motors Group during 2005. Mr. Gliebe previously was employed by General Electric as the General Manager of GE Motors and Controls in the GE Consumer & Industrial business unit from 2000 to 2004.

Mr. Gliebe earned his Bachelor of Science Degree in Computer Science from Bowling Green State University, an MBA from Cleveland State University and has completed the Advance Management Program at Harvard Business School.

About the Company

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential,” “predict,” “should,” “will be” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release and involve certain risks and uncertainties that could cause actual results to differ materially from future results that may be expressed or implied by such forward-looking statements. We undertake no obligation to update forward-looking statements contained in this press release to reflect new information.

JOY-G

100 E. Wisconsin Ave., Suite 2780 Milwaukee, WI 53202 Φ PO Box 554 Milwaukee, WI 53201-0554 Φ 414/319/8506